                                                                    EXHIBIT 8.1










                                June 16, 1997



Area Bancshares Corporation
230 Frederica Street
Owensboro, Kentucky 42301

Cardinal Bancshares, Inc.
400 East Vine Street
Suite 300
Lexington, Kentucky 40507

Ladies and Gentlemen:

         You have requested our opinion with respect to certain federal income tax consequences of the proposed merger of Cardinal Bancshares, Inc., a corporation organized and existing under the laws of the State of Kentucky ("Cardinal"), with Interim Area Corporation (Interim"), a corporation organized and existing under the laws of the State of Kentucky and a wholly-owned subsidiary of Area Bancshares Corporation ("Area"). For purposes of rendering this opinion, we have reviewed and relied on the Agreement and Plan of Merger by and between Cardinal and Area, dated as of May 1, 1997, (the "Merger Agreement"), the Form S-4 Registration Statement filed with the Securities and Exchange Commission (the "S-4") relating to the Area securities to be issued pursuant to the Merger Agreement, the certificates attached hereto, and such other documents as we have considered appropriate. Unless otherwise indicated, terms used in this opinion have the same meaning as in the Merger Agreement.

         For purposes of this opinion, we have assumed that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Merger Agreement. We have assumed that there is no plan or intention on the part of the shareholders of Cardinal to sell, exchange or otherwise dispose of a number of shares of Area Common Stock received in the Merger that would reduce the Cardinal shareholders' ownership of Area Common Stock to a number of shares having a value, determined as of the Effective Time, of less than fifty percent (50%) of the value of all of the formerly outstanding shares of Cardinal Common Stock as of the Effective Time taking into account shares of Cardinal Common Stock exchanged for cash in lieu of fractional shares and shares

Area Bancshares Corporation
June 16, 1997
Page 2


of Cardinal Common Stock sold, redeemed or disposed of prior to and in contemplation of the Merger.

         In addition, we have assumed with your permission that the facts and representations certified to us in writing by Cardinal and Area which are set forth in the certificates attached hereto, will apply as of the Effective Time. Copies of such certificates are attached hereto and incorporated herein by reference. We have neither investigated nor verified the accuracy of any of the facts which have been certified to us, upon which this opinion is based.

         This opinion is based also on the Internal Revenue Code, Treasury Regulations, Internal Revenue Service rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may change at any time. Any such change may be applied retroactively and could modify the opinions expressed herein. This opinion does not address any tax considerations under foreign, state, or local laws, or the tax considerations to certain Cardinal shareholders in light of their particular circumstances, including persons who are not United States persons, dealers in securities, tax-exempt entities, shareholders who do not hold Cardinal Common Stock as a "capital asset" within the meaning of
Section 1221 of the Internal Revenue Code, and shareholders who acquired their shares of Cardinal Common Stock pursuant to the exercise of Cardinal options or otherwise as compensation.

         Based upon and subject to the foregoing, we are of the opinion that provided the Merger qualifies as a statutory merger under the Kentucky Business Corporation Act, the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(E) of the Internal Revenue Code, and that the following are certain federal income tax consequences which will result:

                  (a) No gain or loss will be recognized for federal income tax purposes by Cardinal shareholders upon the exchange of their shares of Cardinal Common Stock for shares of Area Common Stock. Each Cardinal shareholder's basis in the Area Common Stock received in the exchange will be equal to such shareholder's basis in the Cardinal Common Stock surrendered in exchange for Area Common Stock in the Merger. Each Cardinal shareholder's holding period for the Area Common Stock (for purposes of determining whether gain or loss on a subsequent sale of such stock is long-term or short-term gain or loss) will include the period that such shareholder held his or her Cardinal Common Stock surrendered in exchange for Area Common Stock in the Merger provided that the Cardinal Common Stock was a capital asset in the hands of such shareholder.

                  (b) The payment of cash in lieu of fractional shares of Area Common Stock will be treated as if the fractional shares were issued as part of the exchange and then redeemed by Area. These cash payments will be treated as having been received as distributions in full payment in exchange for the fractional shares of Area

Area Bancshares Corporation
June 16, 1997
Page 3



         Common Stock redeemed as provided under Section 302 of the Code. Generally, any gain or loss recognized will be capital gain or loss, provided the fractional share constitutes a capital asset in the hands of the exchanging shareholder and the requirements of Section 302(b)(1) are met. Cardinal shareholders receiving cash in lieu of fractional shares should consult their own tax advisors as to the tax treatment in their particular circumstances (i.e., exchange treatment or dividend).

                  (c) Cardinal shareholders who receive solely cash pursuant to their statutory right to dissent will be treated as having received such payment in redemption of their stock, as provided in Section 302(a) of the Internal Revenue Code. Generally, any gain or loss recognized by any such Cardinal shareholder will be capital gain or loss, provided (i) the Cardinal Common Stock constitutes a capital asset in the hands of such shareholder, and (ii) the requirements of
         Section 302(b)(1), (2) or (3) of the Internal Revenue Code are met. Cardinal shareholders electing to exercise dissenters' rights should consult their own tax advisors as to the tax treatment in their particular circumstances (i.e. exchange treatment or dividend).

                  (d) No income, gain or loss will be recognized for federal income tax purposes by Area or Cardinal as a consequence of the Merger.

         This opinion is being rendered solely to the parties to whom it is addressed and may be relied upon by them and by the shareholders of Cardinal. This opinion may not be relied upon by any other party without the express written permission of our Firm. We hereby consent to the reference to our Firm in, and to the filing of this opinion as an exhibit to, the S-4.

                                                     Very truly yours,



                                    /s/ POWELL, GOLDSTEIN, FRAZER & MURPHY LLP

                                 CERTIFICATE OF
                           AREA BANCSHARES CORPORATION


                  In connection with the merger of Interim Area Corporation ("Interim"), a wholly-owned subsidiary of Area Bancshares Corporation ("Area"), with and into Cardinal Bancshares, Inc. ("Cardinal") with Cardinal as the surviving entity, and in accordance with the Agreement and Plan of Merger dated as of May 1, 1997 by and between Area and Cardinal (the "Merger Agreement"), Timothy O. Shelburne and John A. Ray, the General Counsel and Chief Financial Officer, respectively, of Area make the following certifications. Unless otherwise indicated, terms used in this certificate have the same meaning as in the Merger Agreement.

                  1. The undersigned Timothy O. Shelburne and John A. Ray are the General Counsel and Chief Financial Officer, respectively, of Area, a corporation organized and existing under the laws of the State of Kentucky, and in such capacities have access to the information contained herein.

                  2. The following facts and representations made on behalf of the management of Area and presented to Powell, Goldstein, Frazer & Murphy LLP in connection with rendering the tax opinion referred to in the Merger Agreement, are on the date hereof true, correct, and complete.

                  3. The fair market value of the Area Common Stock and other consideration to be received by the shareholders of Cardinal will be, in each instance, approximately equal to the fair market value of the Cardinal Common Stock surrendered in exchange therefor.

                  4. Following the Merger, Cardinal will hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets, and at least 90% of Interim's net assets and at least 70% of Interim's gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by Cardinal or Interim for fractional shares, to dissenters and for reorganization expenses will be included as assets of Cardinal or Interim, respectively.

                  5. Prior to the Merger, Area will be in control of Interim. For purposes of the foregoing "control" means ownership of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of all other classes of stock.

                  6. Area has no present plan or intention to reacquire any of its Common Stock issued in the Merger.

                  7. Area has no plan or intention to liquidate Cardinal; to merge Cardinal with or into another corporation; to cause Cardinal to sell or otherwise dispose of any of its assets or of any of the assets acquired from Interim, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Cardinal; or to sell or otherwise dispose of any of the Cardinal Common Stock acquired in the Merger except for transfers to corporations controlled by Area. For purposes of the foregoing, "control" means ownership of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of all other classes of stock.

                  8. Interim will have no liabilities assumed by Cardinal, and will not transfer to Cardinal any assets subject to liabilities.

                  9. Following the Merger, Area intends to cause Cardinal to continue its historic business or use a significant portion of its historic business assets in a business.

                  10. Area has paid or will pay expenses it incurred in connection with the Merger. Area did not and will not pay the expenses of Cardinal or any shareholder of Cardinal incurred in connection with the Merger.

                  11. There is no indebtedness outstanding between Area and Cardinal or between Interim and Cardinal which was issued, acquired, or will be settled at a discount.

                  12. In the Merger, shares of Cardinal stock representing control will be exchanged solely for voting stock of Area. For purposes of the foregoing, "control" means ownership of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote, and at least eighty percent (80%) of the total number of all other classes of stock.

                  13. Area does not own, nor has it owned during the past five years more than twenty percent (20%) of any class of capital stock of Cardinal.

                  14. Not more than twenty-five percent (25%) of the fair market value of Area's total assets consist of stock and securities of any one issuer, and not more than fifty percent (50%) of the fair market value of its total assets consists of stock and securities of five or fewer issuers. For purposes of the preceding sentence, (a) a corporation's total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities, (b) a corporation's total assets exclude stock and securities issued by any subsidiary at least fifty percent (50%) of the voting power or fifty percent (50%) of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary, and (c) all corporations that are members of the same "controlled group" within the meaning of section 1563(a) of the Code are treated as a single issuer.

                  15. The payment of cash in lieu of fractional shares of Area Common Stock is solely for the purpose of avoiding the expense and inconvenience to Area of issuing fractional shares and is not separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the Cardinal shareholders in lieu of issuing fractional shares of Area Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the Cardinal shareholders in exchange for their shares of Cardinal Common Stock. The fractional share interests of each Cardinal shareholder will be aggregated, and no Cardinal shareholder will receive cash in an amount equal to or greater than the value of one full share of Area Common Stock.

                  16. None of the shares of Area Common Stock or cash, if any, received by any shareholder-employees of Cardinal is separate consideration for, or allocable to, any employment agreement.

                  IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of this 16th day of June, 1997.


                                                    /s/ Timothy O. Shelburne
                                                    --------------------------
                                                    Timothy O. Shelburne



                                                    /s/ John A. Ray
                                                    --------------------------
                                                    John A. Ray

                                 CERTIFICATE OF
                            CARDINAL BANCSHARES, INC.


                  In connection with the merger ("Merger") of Interim Area Corporation ("Interim"), a wholly-owned subsidiary of Area Bancshares Corporation ("Area"), with and into Cardinal Bancshares, Inc. ("Cardinal") with Cardinal as the surviving entity, and in accordance with the Agreement and Plan of Merger dated as of May 1, 1997 by and between Area and Cardinal (the "Merger Agreement"), John S. Penn and Jack H. Brown, the President and Chief Executive Officer, and Chief Financial Officer, respectively, of Cardinal make the following certifications. Unless otherwise indicated, terms used in this certificate have the same meaning as in the Merger Agreement.

                  1. The undersigned John S. Penn and Jack H. Brown are the President and Chief Executive Officer, and Chief Financial Officer, respectively, of Cardinal, a corporation organized and existing under the laws of the State of Kentucky, and in such capacities have access to the information contained herein.

                  2. The following facts and representations made on behalf of the management of Cardinal and presented to Powell, Goldstein, Frazer & Murphy LLP in connection with rendering the tax opinion referred to in the Merger Agreement, are on the date hereof true, correct, and complete.

                  3. The fair market value of the Area Common Stock and other consideration received by the shareholders of Cardinal will be, in each instance, approximately equal to the fair market value of the Cardinal Common Stock surrendered in exchange therefor pursuant to the Merger Agreement.

                  4. To the best of the knowledge of the undersigned, there is no plan or intention on the part of the shareholders of Cardinal to sell, exchange or otherwise dispose of a number of shares of Area Common Stock received in the Merger that would reduce Cardinal shareholders' ownership of Area Common Stock to a number of shares having a value, as of the Effective Time, of less than fifty percent of the aggregate fair market value, immediately prior to the Merger, of all outstanding shares of Cardinal Common Stock. For purposes of this representation, fractional shares of Area Common Stock that are deemed to be received in the Merger and exchanged for cash will be treated as outstanding Cardinal Common Stock exchanged for Area Common Stock in the Merger and then disposed of pursuant to a plan. Additionally, for purposes of this representation, shares of Cardinal Common Stock held by Cardinal shareholders and otherwise sold, redeemed or disposed of prior to and in contemplation of the Merger shall be considered shares of Cardinal Common Stock exchanged for Area Common Stock in the Merger and then disposed of pursuant to a plan.

                  5. Upon the Merger, Cardinal will hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by Cardinal for fractional shares, to dissenters, and for reorganization expenses will be included as assets of Cardinal.

                  6. Prior to the Merger, Cardinal has no plan or intention to issue additional shares of its stock that would result in Area losing control of Cardinal. For purposes of the foregoing, "control" means ownership of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote, and a least eighty percent (80%) of the total number of all other classes of stock.

                  7. Cardinal has paid or will pay expenses it incurred in connection with the Merger. Cardinal did not and will not pay the expenses of Area, Interim or any shareholder of Cardinal incurred in connection with the Merger.

                  8. There is no indebtedness outstanding between Area and Cardinal or Interim and Cardinal, which was issued, acquired, or will be settled at a discount.

                  9. In the Merger, shares of Cardinal stock representing control will be exchanged solely for voting stock of Area. For purposes of the foregoing, "control" means ownership of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote, and at least eighty percent (80%) of the number of all other classes of stock.

                  10. At the time of the Merger, Cardinal will not have any outstanding warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Cardinal that, if exercised or converted, would affect Area's acquisition or retention of control of Cardinal. For purposes of the foregoing, "control" means ownership of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote, and at least eighty percent (80%) of the total number of all other classes of stock.

                  11. Not more than twenty-five percent (25%) of the fair market value of Cardinal's total assets consist of stock and securities of any one issuer, and not more than fifty percent (50%) of the fair market value of its total assets consists of stock and securities of five or fewer issuers. For purposes of the preceding sentence, (a) a corporation's total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities, (b) a corporation's total assets exclude stock and securities issued by any subsidiary at least fifty percent (50%) of the voting power or fifty percent (50%) of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary, and (c) all corporations that are members of the same "controlled group" within the meaning of section 1563(a) of the Code are treated as a single issuer.

                  12. On the date of the Merger, the fair market value of the assets of Cardinal will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

                  13. None of the compensation received by any shareholder-employees of Cardinal was or will be separate consideration for, or allocable to, any of their shares of Cardinal Common Stock; none of the shares of Area Common Stock or cash, if any, received by any shareholder-employees of Cardinal is separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees of Cardinal is or will be for services actually rendered and was or will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

                  14. The payment of cash in lieu of fractional shares of Area Common Stock is solely for the purpose of avoiding the expense and inconvenience to Area of issuing fractional shares and is not separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the Cardinal shareholders in lieu of issuing fractional shares of Area Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the Cardinal shareholders in exchange for their shares of Cardinal Common Stock. The fractional share interests of each Cardinal shareholder will be aggregated, and no Cardinal shareholder will receive cash in an amount equal to or greater than the value of one full share of Area Common Stock.

                  IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of this 16th day of June, 1997.


                                                     /s/ John S. Penn
                                                     --------------------------
                                                     John S. Penn


                                                     /s/ Jack H. Brown
                                                     --------------------------
                                                     Jack H. Brown






                                        6